EXHIBIT 10.2a
FIRST AMENDMENT
TO THE
KENSINGTON BANKSHARES, INC.
INCENTIVE AND NON-STATUTORY STOCK OPTION PLAN
     This First Amendment to the Kensington Bankshares, Inc. Incentive and Non-Statutory Stock Option Plan (“Plan”) is effective November 2, 2005.
WITNESSETH:
     WHEREAS, Kensington Bankshares, Inc. (“Company”) adopted the Plan, effective April 9, 2001, as an incentive for officers, employees, and certain other individuals that provide services to or act as directors of the Company and its subsidiaries to obtain common stock of the Company, par value $.01 per share (“Common Stock”);
     WHEREAS, Section 7 of the Plan authorizes the Board of Directors of the Company (“Board”) to amend the Plan, subject to shareholder approval of certain provisions contained within this First Amendment;
     WHEREAS, the Board desires to (1) increase the maximum aggregate number of shares of Common Stock that may be issued under the Plan, (2) increase the aggregate number of shares that may be granted to non-employee members of the Board, and (3) clarify that the purchase price of shares obtained by exercise of options granted under the Plan shall not be less than fair market value of the Common Stock on the date of grant of the options; and
     WHEREAS, this First Amendment has been approved by the Board, and shall become effective on the date specified below, but will become null and void ab initio, and all options granted with respect to Common Stock in excess of the amount previously available for grant under the Plan (as determined without regard to the Common Stock added by this First Amendment) will also become null and void ab initio, unless the provisions of this First Amendment relating to the increase in the maximum aggregate number of shares of Common Stock to be issued under the Plan is approved by the shareholders within 12 months of the date of the Board meeting authorizing this First Amendment.
     NOW THEREFORE, the Plan is hereby amended as follows:
     1. Section 3.1 is amended by adding the following sentence to the end of the paragraph:
“In addition, on and after November 2, 2005 there shall be additional shares of the Company’s authorized but unissued Common Stock available for grant under the Plan, but not to exceed 250,000 shares.”
     2. Section 4.1 is amended by deleting the last sentence of the paragraph and replacing it with the following:

“Non-employee directors may be granted options to purchase in the aggregate up to 30,000 shares of the Company’s Common Stock.”
     3.    Section 5.1.4 is amended by deleting the section in its entirety and replacing it with the following:
“The purchase price per share of the Common Stock under each Incentive Option and each Non-statutory Option shall be specified by the Board at the time the option is granted and shall not be less than the fair market value of the shares of Common Stock on the date the option is granted.”